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                     August 25, 2022

       Becky Roof
       Interim Chief Financial Officer
       Faraday Future Intelligent Electric Inc.
       18455 S. Figueroa Street
       Gardena, CA 90248

                                                        Re: Faraday Future
Intelligent Electric Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed May 13, 2022
                                                            File No. 001-39395

       Dear Ms. Roof:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing